Exhibit 5.1

February 9, 2024

Werewolf Therapeutics, Inc.	+1 617 526 6000 (t)
200 Talcott Ave., 2nd Floor	+1 617 526 5000 (f)
Watertown, Massachusetts 02472	wilmerhale.com

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-264844) (the “Registration Statement”) filed by Werewolf Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act with an aggregate offering price of up to $150,000,000, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated February 9, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale from time to time by the Company of shares of Common Stock with an aggregate offering price of up to $25,000,000 (the “Shares”).

The Shares are to be issued and sold by the Company pursuant to the sales agreement, dated as of May 10, 2022 (the “Sales Agreement”), between the Company and Leerink Partners LLC. The Sales Agreement was filed as Exhibit 1.2 to the Registration Statement on March 10, 2022.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares pursuant to the Sales Agreement. We have examined and relied upon copies of the Registration Statement and the Prospectus, as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Sales Agreement, the Restated Certificate of Incorporation of the Company (as amended or restated from time to time, the “Certificate of Incorporation”), the Second Amended and Restated Bylaws of the Company (as amended or restated from time to time, the “Bylaws”), minutes of meetings of the stockholders and the Board of Directors of the Company (the “Board”), including duly authorized committees thereof, as provided to us by the Company, certificates of representatives of the Company, certificates of public officials, and such other documents as we have deemed necessary for purposes of rendering the opinions set forth hereinafter.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Company.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed that (i) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement; (ii) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance; and (iii) the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We have assumed that there will not have occurred, prior to the date of issuance of the Shares, any change in law affecting the validity of such Shares and that at the time of the issuance and sale of such Shares, the Board (or any committee of the Board or any person acting pursuant to authority properly delegated to such person by the Board or any committee of such Board) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of such Shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ Wilmer Cutler Pickering Hale and Dorr LLP
Wilmer Cutler Pickering Hale and Dorr LLP